UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 27, 2020

NOBLE ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware		001-07964	73-0785597
(State or other jurisdiction of incorporation or organization)		Commission File Number	(I.R.S. Employer Identification No.)

1001 Noble Energy Way
Houston,	Texas		77070
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code:		(281)	872-3100
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	NBL	The Nasdaq Stock Market LLC
(NASDAQ Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 27, 2020, Noble Energy, Inc. (the “Company”) adopted the 2020 Executive Severance Plan (the “Severance Plan”), in which the Company’s executive officers may participate.
Previously, the Company’s executive officers were eligible to participate in the Company’s 2016 Severance Benefit Plan. The Severance Plan is intended to support Company executives (each a “participant”) in exercising their judgment and performing their responsibilities in the best interest of the Company without potential distraction that might otherwise arise from concerns regarding personal circumstances. For the Severance Plan, the Compensation, Benefits and Stock Option Committee of the Company’s Board of Directors consulted with the independent compensation consultant, Meridian Compensation Partners, LLC, to develop market-based severance benefits that reflect broader U.S. industry practices and are competitive within the oil and gas industry.
The Severance Plan provides the following severance benefits if an eligible participant’s employment with the Company is terminated by the Company other than for “cause,” the participant resigns with “good reason,” or due to the participant’s “disability” (each term as defined in the Severance Plan):
(1) Cash Severance. A cash severance amount equal to (x) the sum of the participant’s annual base salary and target annual cash bonus as in effect immediately before the termination of employment, (y) divided by 12, and (z) multiplied by the participant’s “applicable factor,” which is 24 for the Chief Executive Officer, 18 for the Chief Operating Officer and the Chief Financial Officer and 12 for Senior Vice Presidents.
(2) Pro Rata Bonus. A pro rata portion of the participant’s annual bonus for the year of termination, determined based solely on Company performance and prorated for the number of days the participant was employed with the Company during the year.
(3) Cash in Lieu of Welfare Benefits. A cash amount equal to (x) the participant’s “applicable factor” multiplied by (y) the employer’s monthly portion of the cost of continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for medical and dental benefit coverage for the participant and the participant’s dependents as elected by the participant as of immediately prior to the participant’s termination of employment.
(4) Outplacement Services. Outplacement services with a maximum value of $7,500.
(5) Accelerated Vesting of Certain Long-Term Incentive Awards. Generally, any long-term incentive award that would have otherwise vested during the year following the termination of employment would vest, with any performance-based long-term incentive awards vesting based on the extent to which performance conditions are achieved. Long-term incentive awards that would otherwise have vested beyond one year following the termination of employment would be forfeited. The exercise period of any stock option would be extended to the fifth anniversary of the participant’s termination of employment, or, if sooner, the original expiration date of the option.
Receipt of severance benefits are subject to the participant’s execution of a release of any claims against the Company and compliance with restrictive covenants, including non-competition and non-solicitation covenants.
The foregoing description of the Severance Plan is only a summary and is qualified in its entirety by reference to the full text of the Severance Plan, a copy of which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020.
Item 5.07. Submission of Matters to a Vote of Security Holders.
At the Company annual meeting of shareholders on April 28, 2020 (the “Annual Meeting”), holders of an aggregate of 485,039,905 shares of the Company’s common stock at the close of business on March 2, 2020, were entitled to vote at the meeting, of which 432,995,933, or approximately 89.3% of the eligible voting shares, were represented in person or by proxy. The certified results of the matters voted upon at the meeting, which are more fully described in the Company’s annual proxy statement, are as follows:

Proposal #1 - To elect the nine nominees as members of the Board of Directors of the Company to serve until the next annual meeting of the Company’s shareholders:

Name	For	Against	Abstain	Broker Non-Vote
Jeffrey L. Berenson	399,151,823	13,312,655	135,426	20,396,029
James E. Craddock	345,422,829	67,035,355	141,720	20,396,029
Barbara J. Duganier	409,987,762	2,464,456	147,686	20,396,029
Thomas J. Edelman	377,974,271	34,440,926	184,707	20,396,029
Holli C. Ladhani	386,107,202	26,352,336	140,366	20,396,029
David L. Stover	396,158,306	15,581,220	860,378	20,396,029
Scott D. Urban	393,455,189	18,972,102	172,613	20,396,029
William T. Van Kleef	404,514,626	7,897,819	187,459	20,396,029
Martha B. Wyrsch	408,761,201	3,618,725	219,978	20,396,029

Proposal #2 - To ratify the appointment of KPMG LLP as the Company’s independent auditor for the fiscal year 2020:

For	Against	Abstain
430,150,525	2,693,806	146,602

Proposal #3 - To approve, in an advisory vote, executive compensation:

For	Against	Abstain	Broker Non-Vote
318,853,839	93,574,254	171,811	20,396,029

Proposal #4 - To approve the 2020 Long-Term Incentive Plan:

For	Against	Abstain	Broker Non-Vote
394,378,595	18,103,271	118,038	20,396,029

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOBLE ENERGY, INC.

Date:	May 1, 2020	By:	/s/ Kenneth M. Fisher
Kenneth M. Fisher
Executive Vice President, Chief Financial Officer